POLICY MANGEMENT                                             NEWS
SYSTEMS CORPORATION

P.O. Box Ten - Columbia, South Carolina 29202 USA
One PMSC Center - Blythewood, South Carolina 29016 USA




CONTACT:  Timothy V. Williams
          Executive Vice President &
          Chief Financial Officer
          (803) 735-5638



                          PMSC ANNOUNCES
              AGREEMENT TO REPURCHASE 759,512 SHARES


          Columbia, South Carolina, March  14,  1996  --  Policy Management

Systems  Corporation  (NYSE:PMS)  (PMSC)  announced that it has  agreed  to repurchase 759,512 shares of PMSC common stock  currently  held  by General

Atlantic  Partners,  LLC  (General  Atlantic  Partners  14,  L.P.  and  GAP

Coinvestment  Partners, L.P.).  The purchase price is $50.00 per share, the closing market  price  on  March  5, 1996.  The Company also announced that

Continental Casualty Company (CNA),  one  of the nation's largest insurance companies  and  a  significant  user of PMSC's  Series  III  Solutions,  is purchasing the remaining 759,512  shares  (approximately  4% of outstanding shares) of PMSC common stock currently held by General Atlantic.  Steven A.

Denning, Managing General Partner of General Atlantic, and  Joe  M. Henson,

co-investor  with  General Atlantic in this transaction, will resign  their seats on PMSC's Board of Directors upon closing of the stock sale.

          G. Larry Wilson,  CEO  and  Chairman  of PMSC, said, "The sale of

General Atlantic Partners' shares provides PMSC with  a  unique opportunity both  to  potentially improve

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earnings per share and return on equity  by buying back stock and to  allow

CNA, a significant Series III customer, to tangibly  express its  confidence in  our  technology and in our future by becoming an investor in the Company.

I  want to  thank Steve  Denning,  Joe Henson, and  General Atlantic for the

tremendous service they have given to PMSC as investors  and  as  members  of our Board of Directors and for the opportunity they have given us today."  Mr.

Wilson  also  noted  that  the Board seats to be vacated would remain unfilled at this time.

          Steve  Denning  also  commented,  "I  have  enjoyed  very much my affiliation with PMSC.  I have great confidence in the long-term  future of the  Company and I wish them every success.  At this time, General Atlantic

Partners prefers to concentrate its investments in smaller, emerging growth information  technology companies.  We have made an excellent return on our investment.  We  are  now pleased to be able to afford PMSC the opportunity to reduce its number of  outstanding  shares  and  to  allow an outstanding customer like CNA to become an investor."

          PMSC,  headquartered in Columbia, South Carolina,  is  a  leading provider of software-related  automation  support  and information services designed to meet the needs of the global insurance and  financial  services industries.